Exhibit 1.01

Conflict Minerals Report of Costco Wholesale Corporation
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Mineral Report (CMR) of Costco Wholesale Corporation (Costco or the Company) is made for calendar year 2015 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

Costco initiated measures to exercise due diligence on the source and chain of custody of the tin, tantalum, tungsten and gold (3TG or conflict minerals) found in products it contracts to manufacture and that are necessary for the functionality or production of the products. The goal of the process was to determine whether or not the smelters and refiners within the Company’s supply chain sourced conflict minerals from the Democratic Republic of Congo and surrounding area (DRC or covered countries). The Company based its due diligence process on the Organization for Economic Cooperation and Development (OECD) guidelines and accompanying Supplements1 (OECD Framework). The OECD Framework identifies five due diligence steps:

Step 1: Establish Strong Company Management Systems
Step 2: Identify and Assess Risk in the Supply Chain
Step 3: Design and Implement a Strategy to Respond to Identified Risks
Step 4: Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified
Points in the Supply Chain
Step 5: Report on Supply Chain Due Diligence

Our implementation of the OECD Due Diligence Guidance generally consisted of the following:

1. Establish Strong Company Management Systems
The Company identified product categories (which it refers to as departments) reasonably likely to contain conflict minerals. These included: health and beauty aids, office supplies, tires, hardware, automotive accessories, sporting goods, lawn & garden, toys & seasonal, apparel, housewares, small electrics, major appliances, domestics, jewelry/luggage/handbags, media/books/DVD/CDs, and furniture. Costco assembled an internal team to support supply due diligence.

Adopt a Conflict Minerals Policy
As part of the due diligence measures undertaken by Costco, the Company developed a Conflict Minerals Policy (Policy). A copy of the Policy can be found publicly on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-sustainability.

Established a System of Controls and Transparency over the Mineral Supply Chain
To provide better transparency within Costco’s supply chains and to help facilitate communication with international suppliers, Costco engaged a third-party information service provider, Source Intelligence (SI), to complement internal management processes.

Establish a Company-level Grievance Mechanism
Our Confidential Ethics Hotline was designated as a mechanism for members, suppliers and other interested parties to report complaints or violations of the Conflict Minerals Policy. www.costco.ethicspoint.com.

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1 OECD (2016), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing, Paris. http://dx.doi.org/10.1787/9789264252479-en; http://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf

2. Identify and Assess Risk in the Supply Chain
Costco is committed to tracing the origin of its necessary conflict minerals so that its sourcing practices do not support armed conflict or human rights abuses in the covered countries. For purposes of conducting due diligence, the Company’s scoping inquiry included nonfood products sold in the United States, Canada, Mexico, United Kingdom, Japan, Korea, Australia, and Spain. The Company sought to identify nonfood products that may possibly be the subject of “contract to manufacture” agreements or that the Company may possibly have “influenced the manufacturing.”

Identify the Smelters or Refiners (SORs) in the supply chain
Costco took steps to identify and verify SORs and the source of conflict minerals within Costco’s supply chain through its reasonable country of origin inquiry included in the accompanying Form SD and incorporated into this report.

After scoping which products Costco should include in its due diligence efforts, the Company identified applicable suppliers from a list of the Company’s purchase orders for products it purchased and received during 2015. Costco implemented a process to engage those suppliers to aid in the traceability of the 3TG mineral supply chain, including, but not limited to, facilitating the identification of upstream participants in the chain of custody. As part of this process, Costco engaged SI, to identify conflict minerals processors in Costco’s supply chains and collect, store, and review information on 3TG sourcing practices. Communications were sent to the Company’s direct suppliers describing the compliance requirements and requesting conflict minerals information.

Suppliers were requested to use the Conflict-Free Sourcing Initiative’s (CFSI) Conflict Minerals Reporting Template (CMRT) to identify 3TG smelters and refiners (SORs) and associated countries of origin. SI advised suppliers that it tracks information on SORs and flags risks based on smelter or refiner sourcing practices. SI verified the SORs were matched against available lists of processors that have been certified by internationally-recognized industry validation schemes, such as the CFSI Conflict-Free Smelter Program. The Company reviewed the products of suppliers that listed SORs deemed to be higher risk. The final conflict minerals findings were reported to senior management.

3. Design and Implement a Strategy to Respond to Identified Risks
Due Diligence Strategy
For those supply chains with SORs that are known or thought to be sourcing from the DRC, additional investigation was conducted to determine the source and chain-of-custody of the regulated metals. Costco and SI relied upon the following internationally accepted audit standards to determine which SORs are considered “DRC Conflict Free”: the CFSI Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain-of-Custody Certification.

If the SOR is not certified by these internationally-recognized schemes, SI attempted to contact the SOR to gain more information about sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SORs take to track the chain-of-custody on the source of its mineral ores. Relevant information reviewed included: whether the SOR has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Internet research was also performed to find other sources of information regarding the SOR’s sourcing practices. Up to three contact attempts were made by SI to SORs to gather information on mine country of origin and sourcing practices.

SI also assigned red flags to SORs where there is evidence of sourcing from an OECD Level 2 country, meaning low to medium risk countries with known or plausible involvement in the smuggling, export or transit of mineral out of conflict affected regions; or from an OECD Level 3 country meaning high-risk countries outlined in Section 1502 of the Dodd-Frank Act as those affected or bordering conflict-affected regions: currently defined as the Democratic Republic of Congo (DRC) and its nine adjoining countries (Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, Zambia). Results of the Company’s due diligence efforts are summarized below.

In addition, the Company used its membership in industry organizations to assess risks in the supply chain. We are active members in the Retail Industry Leaders Association’s (RILA’s) Retail Sustainability Initiative (RSI). RSI is an industrywide educational forum for the largest U.S. retailers. It brings its members together to share leading practices, network, identify future trends, benchmark with peers, and collaborate on common industry sustainability challenges. See more at www.RILA.org/sustainability. We are a founding committee member of the RILA’s RSI Conflict Minerals Workgroup, a multi-year retail specific program that helps retailers navigate the issue, the compliance requirements, and solutions through a combination of educational materials, benchmarking, implementation tools, and key partnerships. As part of the RSI Conflict Minerals Workgroup, we developed common approaches for determining the source and chain of custody of 3TG. See more at www.conflictmineralscompliance.org. We are also members of the Conflict Free Sourcing Initiative (CFSI), which provides a range of tools and resources, including the Conflict-Free Smelter Program (CFSP), the Conflict Minerals Reporting Template, Reasonable Country of Origin Inquiry data and a range of guidance documents on conflict mineral sourcing. See more at www.conflictfreesourcing.org/.

Due Diligence Summary
The following table lists SORs with evidence of sourcing from an OECD Level 2 country or from an OECD Level 3 country, with indications of DRC sourcing and their certification status.

Metal	Official Smelter Name	CFSI Smelter ID	Smelter Country	Country of Origin	CFSI Country Risk Level	Conflict-Free Certifications
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	Brazil	South Africa	2	LBMA, CFSP
Gold	Nadir Metal Rafineri San. Ve Tic. A.	CID001220	Turkey	United Arab Emirates	2	CFSP
Gold	Argor-Heraeus SA	CID000077	Switzerland	South Africa	2	CFSP
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan	South Africa	2	CFSP
Gold	Nihon Material Co., Ltd.	CID001259	Japan	Mozambique	2	CFSP
Gold	Heimerle + Meule GmbH	CID000694	Germany	Mozambique	2	CFSP
Gold	Heraeus Ltd. Hong Kong	CID000707	China	Mozambique	2	LBMA, CFSP - Active
Gold	PAMP SA	CID001352	Switzerland	South Africa	2	LBMA, CFSP - Active
Gold	PX PrŽcinox SA	CID001498	Switzerland	Mozambique	2	LBMA, CFSP
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa	South Africa	2	LBMA, CFSP
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China	Mozambique	2	LBMA, CFSP
Gold	LS-NIKKO Copper Inc.	CID001078	South Korea	South Africa	2	LBMA, CFSP
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Canada	DRC- Congo (Kinshasa)	3	CFSP
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa	Tanzania	3	CFSP
Tantalum	Global Advanced Metals Boyertown	CID002557	United States	Mozambique	2	LBMA, CFSP

Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand	Mozambique	2	CFSP
Tantalum	H.C. Starck GmbH Goslar	CID002545	Germany	Mozambique	2	CFSP
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	Germany	Mozambique	2	CFSP
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany	Mozambique	2	CFSP
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China	Mozambique	2	CFSP
Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	United States	Mozambique	2	LBMA, CFSP - Active
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan	Mozambique	2	LBMA, CFSP - Active
Tantalum	KEMET Blue Metals	CID002539	United States	Mozambique	2	LBMA, CFSP
Tantalum	Kemet Blue Powder	CID002568	United States	Mozambique	2	LBMA, CFSP
Tantalum	Zhuzhou Cemented Carbide	CID002232	China	Rwanda	3	LBMA, CFSP
Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand	Rwanda	3	LBMA, CFSP
Tantalum	H.C. Starck GmbH Goslar	CID002545	Germany	Rwanda	3	LBMA, CFSP
Tantalum	H.C. Starck GmbH Laufenburg	CID002546	Germany	Rwanda	3	LBMA, CFSP
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany	Rwanda	3	LBMA, CFSP
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan	Rwanda	3	CFSP
Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	China	Rwanda	3	CFSP
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China	DRC- Congo (Kinshasa)	3	CFSP
Tantalum	KEMET Blue Metals	CID002539	United States	Rwanda	3	CFSP
Tantalum	Kemet Blue Powder	CID002568	United States	Burundi	3	CFSP
Tantalum	Duoluoshan	CID000410	China	Rwanda	3	CFSP
Tin	PT DS Jaya Abadi	CID001434	Indonesia	Mozambique	2	LBMA, CFSP
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia	Mozambique	2	LBMA, CFSP
Tin	Minsur	CID001182	Peru	Rwanda	3	LBMA, CFSP
Tin	Thaisarco	CID001898	Thailand	Rwanda	3	LBMA, CFSP
Tin	Operaciones Metalurgical S.A.	CID001337	Bolivia	DRC- Congo (Kinshasa)	3	CFSP
Tin	PT Bukit Timah	CID001428	Indonesia	DRC- Congo (Kinshasa)	3	CFSP

Tin	PT Pelat Timah Nusantara Tbk	CID001486	Indonesia	DRC- Congo (Kinshasa)	3	CFSP
Tin	CV United Smelting	CID000315	Indonesia	DRC- Congo (Kinshasa)	3	CFSP
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia	DRC- Congo (Kinshasa)	3	CFSP
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Indonesia	DRC- Congo (Kinshasa)	3	CFSP
Tin	EM Vinto	CID000438	Bolivia	DRC- Congo (Kinshasa)	3	CFSP
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia	DRC- Congo (Kinshasa)	3	CFSP
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China	Rwanda	3	CFSP

As a result of the information provided by our suppliers, for reporting year 2015 and SI’s research, there were 24 SORs with indications of sourcing from an OECD Level 2 country and 24 SORs with indications of sourcing from an OECD Level 3 country.

Steps Taken Since End of the 2015 Reporting Period
The Company expects to take the following additional steps in 2016 to lessen the risk that its in-scope suppliers’ 3TG may benefit armed groups in the DRC region:

1. Continue to promote industry-based efforts to educate suppliers on the Conflict Minerals Rule;
2. Based on the results for 2015, adopt and implement additional risk management procedures that, in particular, address supplier non-responsiveness and non-compliance;
3. Seek to include provisions relating to 3TG sourcing into the Company’s supplier contracts;
4. Encourage our suppliers to provide the product level information for 2016 through ongoing outreach with suppliers; and
5. Require suppliers of the Company’s private label products to source only from certified mines.

4. Carry out Independent Third-Party Audit of Supply Chain Due Diligence
For Costco’s due diligence, we used information we gathered along with information made available by Conflict-Free Smelter Program (CFSP), Conflict-Free Sourcing Initiative (the CFSI), the London Bullion Market Association (the LBMA) and the Responsible Jewellery Council (the RJC), along with the SI database concerning their independent third-party audits of smelters and refiners. Costco does not manufacture nonfood products; therefore we do not do direct business with any smelters or refiners of 3TG. As a “downstream” company (a company that receives the smelter or refinery minerals in a finished consumer product manufactured by a supplier), we must rely upon our suppliers to provide accurate, reliable information about 3TG in our supply chain. In most instances, we are several tiers removed from the smelters and refiners of 3TG used in our consumer products. Costco intends to conduct the audit required by Rule 13p-1 when required.

5. Report on Supply Chain Due Diligence
The Form SD and CMR contained herein and publicly available at http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-sustainability meet the OECD recommendation to report annually on supply chain due diligence.

Forward-Looking Statements
This Conflict Minerals Report contains forward-looking statements, which are based on our current assumptions and expectations. These statements are typically accompanied by the words “expect,” “may,” “could,” “believe,” “would,” “might,” “anticipates,” or words of similar import. The principal forwardlooking statements in this report include our expected refinements to our Conflict Minerals Compliance Program. All such forward-looking statements are intended to enjoy the protection of the safe harbor for forwardlooking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Although we believe there is a reasonable basis for the forward-looking statements, our actual results could be materially different. The most important factors which could cause our actual results to differ from our forward-looking statements are (a) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, (b) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of 3TG, and (c) those factors set forth in our description of risk factors in the Costco Wholesale Corporation 2015 Annual Report, beginning on page 11, which should be read in conjunction with the forward-looking statements in this Conflict Minerals Report. Forward-looking statements speak only as of the date of this Conflict Minerals Report or, if earlier, as of the date they are made, and we do not undertake any obligation to update any forwardlooking statement.